Exhibit 10.1
CONTINGENT VALUE RIGHTS AGREEMENT

THIS CONTINGENT VALUE RIGHTS AGREEMENT, dated as of July 31, 2023, (this
“Agreement”), is entered into by and between Assertio Holdings, Inc., a Delaware corporation (“Parent”), and Computershare Inc., a Delaware corporation (“Computershare”), and its affiliate, Computershare Trust Company, N.A., a federally chartered trust company, collectively as Rights Agent (the “Rights Agent”).

RECITALS

WHEREAS, Parent, Spectrum Pharmaceuticals, Inc., a Delaware corporation (the “Company”) and Spade Merger Sub 1, a Delaware corporation and wholly owned subsidiary of the Parent (“Merger Sub”) have entered into an Agreement and Plan of Merger dated as of April 24, 2023 (as amended, restated, supplemented or otherwise modified from time to time pursuant to its terms, the “Merger Agreement”), pursuant to which Merger Sub will merge with and into the Company, with the Company being the surviving corporation (the “Surviving Corporation”).

WHEREAS, pursuant to the Merger Agreement, Parent has agreed to provide to (i) the holders of shares of Company Common Stock, and the holders of the Company Warrants immediately prior to the Effective Time that are, in each case, validly converted into Merger Consideration (or a portion thereof) and (ii) the holders of Company Stock Options, Company RSUs and Company SARs (the awards in clause (ii) collectively, “Company Equity Awards”) who are entitled to CVRs pursuant to Section 2.3 of the Merger Agreement, in each case, pursuant to terms set forth in the Merger Agreement, the right to receive contingent cash payments and/or Parent Common Stock (as determined in the sole discretion of Parent) (each, a “CVR”) as hereinafter described; and

WHEREAS, pursuant to this Agreement, the maximum potential amount payable per CVR is $0.20, without interest.

NOW, THEREFORE, in consideration of the foregoing and the consummation of the transactions referred to above, Parent and Rights Agent agree, for the equal and proportionate benefit of all holders of CVRs, as follows:

ARTICLE I

DEFINITIONS; CERTAIN RULES OF CONSTRUCTION

Section 1.1 Definitions. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Merger Agreement. As used in this Agreement, the following terms will have the following meanings:

“2024 Annual Net Sales Milestone” means the achievement of Net Sales exceeding
$175,000,000 during the 2024 Annual Net Sales Milestone Period.

“2024 Annual Net Sales Milestone Payment” means a dollar amount per CVR equal to the lesser of (i) $0.10 and (ii) (A) 0.249 multiplied by (B) (I) the Applicable Parent Stock Price,

multiplied by (II) the Exchange Ratio (rounded down to the closest hundredth of a penny) (provided that such amount shall not be less than $0).

“2024 Annual Net Sales Milestone Period” means the period commencing on January 1, 2024 and ending December 31, 2024.

“2025 Annual Net Sales Milestone” means the achievement of Net Sales exceeding
$225,000,000 for the 2025 Annual Net Sales Milestone Period.

“2025 Annual Net Sales Milestone Payment” means a dollar amount per CVR equal to the lesser of (i) $0.10 and (ii) (A) 0.249 multiplied by (B) (I) the Applicable Parent Stock Price, multiplied by (II) the Exchange Ratio, less (III) the 2024 Annual Net Sales Milestone Payment (rounded down to the closest hundredth of a penny) (provided that such amount shall not be less than $0).

“2025 Annual Net Sales Milestone Period” means the period commencing on January 1, 2025 and ending December 31, 2025.

“Acting Holders” means, at the time of determination, Holders of not less than 35% of the outstanding CVRs, as set forth in the CVR Register.

“Applicable Parent Stock Price” means the lower of the closing price for Parent Common Stock as reported by Nasdaq (or any national securities exchange or over the counter trading market on which the Parent Common Stock primarily trades if the Parent Common Stock is no longer listed on Nasdaq) (A) on the Closing Date, and (B) on the applicable Milestone Payment Date.

“Agreement” has the meaning set forth in the first paragraph hereof.

“Annual Net Sales Milestone” means any of the 2024 Annual Net Sales Milestone and the 2025 Annual Net Sales Milestone.

“Assignee” has the meaning set forth in Section 7.3.

“Authorized Officer” means an employee of Parent with the title of President, Vice President, Senior Vice President, Executive Vice President, Secretary, Treasurer or Assistant Treasurer.

“Board of Directors” means the board of directors of Parent.

“Board Resolution” means a copy of a resolution certified by an Authorized Officer to have been duly adopted by the Board of Directors and to be in full force and effect on the date of such certification, and delivered to the Rights Agent.

“Business Day” means any day other than a Saturday, Sunday or a day on which banking institutions in New York, New York are authorized or obligated by law or executive order to remain closed.

“Calendar Year” means each respective period of twelve (12) consecutive months beginning on January 1 and ending on December 31.

“Change of Control” means (a) a sale or other disposition of all or substantially all of the assets of either Parent or the Surviving Corporation on a consolidated basis (other than to any Subsidiary (direct or indirect) of Parent), (b) a merger or consolidation involving either Parent or the Surviving Corporation in which Parent or the Surviving Corporation, as applicable, is not the surviving entity, or (c) any other transaction involving either Parent or the Surviving Corporation in which the stockholders of Parent or the Surviving Corporation, as applicable, immediately prior to such transaction own less than 50% of the surviving entity’s voting power immediately after the transaction.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Combination Product” means any product comprising the Product and at least one other therapeutically active product, compound or pharmaceutical ingredient that is not the Product.

“Combined Milestone Cash and Stock Payment” has the meaning set forth in Section 2.4(a).

“Company” has the meaning set forth in the recitals to this Agreement.

“Company Common Stock” means shares of common stock, par value $0.001, of the Company.

“Company Equity Awards” has the meaning set forth in the recitals to this Agreement. “CVR” has the meaning set forth in the recitals to this Agreement.
“CVR Register” has the meaning set forth in Section 2.3(b). “CVR Shortfall” has the meaning set forth in Section 4.4(b).
“Diligent Efforts” means, with respect to a particular task related to the Product, the efforts required to carry out such task in a good faith, diligent and sustained manner without undue interruption, pause or delay, which level is at least commensurate with the level of commercially reasonable efforts that a pharmaceutical company of comparable size and resources as those of Parent and its Affiliates would devote to a product of similar commercial potential and stage in development or product life as the Product, taking into account its safety, tolerability, and efficacy, its proprietary position (including patent coverage) and profitability (including pricing, supply costs and reimbursement status), the competitiveness of alternative third party products, the regulatory structure involved, the regulatory environment, and technical, commercial, legal, scientific and/or medical factors. Notwithstanding anything to the contrary herein, Diligent Efforts shall be determined without regard to any payments hereunder. For the avoidance of doubt, Parent shall not be required to pursue a Combination Product in order to satisfy its obligation to use Diligent Efforts.

“DTC” means The Depository Trust Company or any successor thereto.

“Equity Award Holders” means the Holders of CVRs granted with respect to Company Equity Awards.

“Fiscal Quarter” means each of the following three (3)-month periods: January 1 through March 31; April 1 through June 30; July 1 through September 30; and October 1 through December
31.

“GAAP” means the generally accepted accounting principles in the United States as established by the Financial Accounting Standards Board or any successor entity or other entity generally recognized as having the right to establish such principles in the United States, in each case, (i) which principals are currently used at the applicable time by Parent in the preparation of the consolidated financial statements of Parent and (ii) as consistently applied throughout the periods involved.

“Holder” means a Person in whose name a CVR is registered in the CVR Register at the applicable time.

“Independent Accountant” means an independent certified public accounting firm of nationally recognized standing designated either (a) jointly by the Acting Holders and Parent, or
(b) if such parties fail to make a designation, jointly by an independent public accounting firm selected by Parent and an independent public accounting firm selected by the Acting Holders.

“Merger” has the meaning set forth in the recitals to this Agreement.

“Merger Agreement” has the meaning set forth in the recitals to this Agreement. “Merger Sub” has the meaning set forth in the recitals to this Agreement. “Milestone Cash Payment” has the meaning set forth in Section 2.4(a).
“Milestone Determination Date” means, with respect to any Annual Net Revenue Milestone, the date that is sixty (60) days following the last day of the applicable Annual Net Sales Milestone Period.

“Milestone Failure Notice” has the meaning set forth in Section 2.4(g). “Milestone Notice” has the meaning set forth in Section 2.4(a).
“Milestone Parent Stock Price” means an amount equal to the closing price for Parent Common Stock as reported by Nasdaq (or any national securities exchange or over the counter trading market on which the Parent Common Stock primarily trades if the Parent Common Stock is no longer listed on Nasdaq) on the applicable Milestone Payment Date.

“Milestone Payment” means any of the 2024 Annual Net Sales Milestone Payment or the 2025 Annual Net Sales Milestone Payment.

“Milestone Payment Amount” means, in respect of an Annual Net Sales Milestone, for a given Holder, the product of (a) the Milestone Payment in respect of such Annual Net Sales

Milestone and (b) the number of CVRs held by such Holder as reflected on the CVR Register as of the close of business on the date of the applicable Milestone Notice.

“Milestone Payment Date” has the meaning set forth in Section 2.4(b). “Milestone Stock Payment” has the meaning set forth in Section 2.4(a).
“Net Sales” means without duplication, the aggregate gross worldwide revenues received
(i) by or on behalf of Parent and its Affiliates for the Product sold to third parties, including to distributors and end-users (other than to Parent or any of its Affiliates), (ii) by or on behalf of Parent and its Affiliates in the form of any upfront fees, royalty, milestone payments or other consideration received from any third party to whom rights to the Product have been licensed (such royalty and sales milestone payments described in this clause (ii) collectively, “Sublicensing Revenue”) and (iii) by or on behalf of Sublicensees in respect of sales by such Sublicensees of the Product; provided, that aggregate gross worldwide revenues received pursuant to clause (i) and clause (ii) of this definition shall be reduced by the Permitted Deductions incurred by the applicable entity with respect to such sales or licenses, all as determined in accordance with the applicable entity’s usual and customary accounting methods consistent with the treatment of other branded prescription products sold or licensed by the applicable entity, which shall be in accordance with GAAP, including the accounting methods for translating gross revenues denominated in foreign currencies into United States dollar amounts. Notwithstanding the foregoing, if the Product is sold as part of a Combination Product, then Net Sales for such Product shall be determined by multiplying the Net Sales of the Combination Product (as calculated in accordance with analogous criteria as set forth above for the “Net Sales” definition) by the fraction, A / (A+B) where A is the weighted average sale price of such Product when sold separately in finished form, and B is the weighted average sale price of the other active product(s), compound(s) or ingredient(s) in such Combination Product sold separately in finished form (the “Other Product(s)”); provided that (i) if the weighted average sale price of the Product when sold separately in finished form can be determined but the weighted average sale price of the Other Product(s) cannot be determined, then Net Sales for such Product shall be calculated by multiplying the Net Sales of such Combination Product (as calculated in accordance with analogous criteria as set forth above for the “Net Sales” definition) by the fraction A / C where A is the weighted average sale price of such Product when sold separately in finished form and C is the weighted average sale price of the Combination Product; (ii) if the weighted average sale price of the Other Product(s) can be determined but the weighted average sale price of the Product when sold separately in finished form cannot be determined, Net Sales for such Product shall be calculated by multiplying the Net Sales of such Combination Product (as calculated in accordance with analogous criteria as set forth above for the “Net Sales” definition) by the following formula: one (1) minus B / C where B is the weighted average sale price of the Other Product(s) and C is the weighted average sale price of the Combination Product; and (iii) if the weighted average sale price of both the Product and the Other Product(s) cannot be determined, then Net Sales for such Product shall be calculated by multiplying the Net Sales of such Combination Product (as calculated in accordance with analogous criteria as set forth above for the “Net Sales” definition) by the fraction 1 / D where D is the number of active products, compounds or ingredients in the Combination Product including the Product.

“Net Sales Statement” means, for a given Annual Net Sales Milestone Period, a written statement of Parent, setting forth with reasonable detail (a) an itemized delineation and calculation of Net Sales during such Annual Net Sales Milestone Period, (b) an itemized delineation and calculation of the Permitted Deductions during such Annual Net Sales Milestone Period, (c) an itemized delineation and calculation of the Sublicensing Revenue, and (d) to the extent that revenues for the Product is recorded in currencies other than United States dollars during such Annual Net Sales Milestone Period, the exchange rates used for conversion of such foreign currency into United States dollars.

“Officer’s Certificate” means a certificate signed by an Authorized Officer of Parent, in his or her capacity as such an officer, and delivered to the Rights Agent.

“Parent” has the meaning set forth in the first paragraph of this Agreement.

“Parent Common Stock” means shares of common stock, par value $0.0001, of Parent. “Permitted Deductions” means, to the extent not already excluded from Net Sales, the following deductions that are either included in the billing as part of the amount charged or invoiced, or otherwise documented as a deduction and accrued in accordance with GAAP specifically attributable to Net Sales:

(1)normal and customary trade and quantity discounts;

(2)accrued credits, price reductions or discounts by reasons of defects, recalls, returns, rebates or allowances of goods or because of retroactive price reductions specifically attributable to the Product;

(3)chargebacks, rebates (or the equivalent thereof) and other amounts accrued on sale of the Product, including such amounts mandated by programs of Governmental Entities;

(4)accruals for rebates (or the equivalent thereof) and administrative fees payable to medical healthcare organizations, commercial payors, group purchasing organizations or trade customers in line with approved contract terms or other normal and customary understandings and arrangements;

(5)accruals for tariffs, duties, excise, sales, value-added and other Taxes (other than Taxes based on net income) and charges of Governmental Entities;

(6)bad debts, provided that (i) any recovery of bad debts shall be included in Net Sales in the Fiscal Quarter in which recovered and (ii) such bad debts shall not exceed five percent (5%) of Net Sales;

(7)transportation, freight, postage, importation, insurance and other handling expenses to the extent included in gross amounts invoiced;

(8)discounts pursuant to patient discount programs and any voucher, co-pay assistance and coupon discounts;

(9)any costs associated with effecting a technology transfer with respect to the Product;

(10)accruals for amounts payable to wholesalers for services related to sales or distribution of the Product; and

(11)accruals for distribution and specialty pharmacy provider commissions and fees (including administrative fees and fees related to services provided pursuant to agreements with specialty pharmacy providers or distribution service agreements with wholesalers, fee-for-service wholesaler fees and inventory management fees) payable to any third party providing specialty pharmacy or distribution services to Parent, any Assignee and each of their respective Affiliates, licensees and sublicensees.

For the avoidance of doubt, if a single item falls into more than one of the categories set forth in clauses (1) through (10) above, such item may not be deducted more than once.

True-ups, changes in estimate, and other adjustments to Permitted Deduction amounts (whether positive or negative) shall be included in Permitted Deductions in the Fiscal Quarter as such items are recorded in accordance with GAAP.

“Permitted Transfer” means: a Transfer of CVRs (a) upon death of a Holder by will or intestacy; (b) made by instrument to an inter vivos or testamentary trust in which the CVRs are to be passed to beneficiaries upon the death of the trustee; (c) made pursuant to a court order; (d) made by operation of law (including by consolidation or merger) or without consideration in connection with the dissolution, liquidation or termination of any corporation, limited liability company, partnership or other Person; (e) in the case of CVRs held in book-entry or other similar nominee form, from a nominee to a beneficial owner and, if applicable, through an intermediary, or from such nominee to another nominee for the same beneficial owner, to the extent allowable by DTC; or (f) to Parent as provided in Section 2.7, provided, that with respect to the foregoing clauses (a) – (e), the transferee in such Transfer of CVRs shall have provided to Parent a W-8 or W-9, as applicable as soon as practicable following such Transfer.

“Product” means the approved product sold as of the Effective Date under the proprietary name ROLVEDON.

“Product Transfer” has the meaning set forth in Section 4.7.

“Qualified Transferee” means (i) any Affiliate of Parent, (ii) any third party acquirer or successor of all or substantially all of the assets Parent in connection with a Change of Control as specified in clause (a) of the definition of “Change of Control”, or (iii) any third party that has net assets of at least $200,000,000 (as shown on its most recently prepared financial statements) at the time of the applicable Product Transfer or (iv) other person with the prior written consent of the Acting Holders.

“Review Request Period” has the meaning set forth in Section 4.4(a).

“Rights Agent” means the Rights Agent named in the first paragraph of this Agreement, until a successor Rights Agent will have become such pursuant to the applicable provisions of this Agreement, and thereafter “Rights Agent” will mean such successor Rights Agent.

“Share Payment Information” has the meaning set forth in Section 2.3(b). “Share Payment Instructions” has the meaning set forth in Section 2.3(b).
“Sublicensee” shall mean an authorized or permitted licensee, sublicensee (including at any tier of sublicense) or transferee of Parent or any of its Affiliates, in each case with respect to rights to the Product.

“Surviving Corporation” has the meaning set forth in the recitals to this Agreement.

“Trading Day” means a day on which Nasdaq (or any national securities exchange or over the counter trading market on which Company primarily trades if Parent Common Stock is no longer listed on Nasdaq) is open for trading.

“Transfer” means any transfer, pledge, hypothecation, encumbrance, assignment or other disposition (whether by sale, merger, consolidation, liquidation, dissolution, dividend, distribution or otherwise), the offer to make such a transfer or other disposition, and each contract, arrangement or understanding, whether or not in writing, to effect any of the foregoing.

“Transfer Agent” means Continental Stock Transfer & Trust Company, the current transfer agent for the Parent Common Stock and any successor transfer agent thereof.

Section 1.2 Rules of Construction. When a reference is made in this Agreement to a Section, Article, Exhibit or Schedule such reference shall be to a Section, Article, Exhibit or Schedule of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement or in any Exhibit or Schedule are for convenience of reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein shall have the meaning as defined in this Agreement. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth herein. The word “including” and words of similar import when used in this Agreement will mean “including, without limitation,” unless otherwise specified. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to the Agreement as a whole and not to any particular provision in this Agreement. The term “or” is not exclusive. The word “will” shall be construed to have the same meaning and effect as the word “shall.” References to days mean calendar days unless otherwise specified. If the last day of a period by which an act is to be done under this Agreement is a non-Business Day, the period in question shall end on the next succeeding Business Day. Except as otherwise explicitly specified to the contrary, (a) references to a particular statute or regulation include all rules and regulations thereunder and any successor statute, rules or regulation, in each case as amended or otherwise modified from time to time, (b) words in the singular or plural form include the plural and singular form, respectively, (c) references to a particular Person include such Person’s successors and assigns to the extent not prohibited by this Agreement and (d) all references to dollars or “$” refer to United States dollars.

ARTICLE II CONTINGENT VALUE RIGHTS
Section 2.1 CVRs. The CVRs represent the rights of Holders to receive the Milestone
Payments in accordance with this Agreement. The initial Holders will be the holders of Company Shares that are cancelled as of the Effective Time pursuant to the Merger Agreement and the holders of the Company Warrants immediately prior to the Effective Time that are validly converted into Merger Consideration pursuant to terms set forth in the Merger Agreement and the holders of Company Equity Awards who are entitled to CVRs pursuant to Section 2.3 of the Merger Agreement.

Section 2.2 Nontransferable. The CVRs may not be sold, assigned, Transferred, pledged, encumbered or in any other manner transferred or disposed of, in whole or in part, other than through a Permitted Transfer. Any attempted Transfer, pledge, encumbrance or disposition of CVRs, in whole or in part, in violation of this Section 2.2 shall be void ab initio and of no effect. The CVRs will not be listed on any quotation system or traded on any securities exchange.

Section 2.3 No Certificate; Registration; Registration of Transfer; Change of Address.

(a)The CVRs will be issued in book-entry form only and will not be evidenced by a certificate or other instrument.

(b)The Rights Agent will keep a register (the “CVR Register”) for the purpose of registering CVRs and Permitted Transfers thereof. The CVR Register will initially show one position for Cede & Co. representing all of the Company Shares held by DTC on behalf of the street holders of the Company Shares held by such holders as of immediately prior to the Effective Time. The Rights Agent will have no responsibility whatsoever directly to the street name holders with respect to Transfers of CVRs unless and until such CVRs are Transferred into the name of such street name holders in accordance with Section 2.2 of this Agreement. With respect to any cash payments to be made under Section 2.4 below, the Rights Agent will accomplish the payment to any former street name holders of Company Shares by sending one lump-sum payment to DTC. With respect to any payments to be made under Section 2.4 below that include shares of Parent Common Stock, Parent shall calculate and transmit to the Rights Agent the number of Parent Common Stock to be issued in respect of each CVR in connection with such payment (the “Share Payment Information”) together with directions and any other letter of instruction or other information reasonably required and requested in writing by the Rights Agent to deliver such Share Payment Information to the Transfer Agent for the issuance of Parent Common Stock to Holders in accordance with such Share Payment Information (the “Share Payment Instructions”), and the Rights Agent shall so deliver such Share Payment Information and Share Payment Instruction to the Transfer Agent. The Rights Agent shall be fully protected in relying on the Share Payment Information and Share Payment Instruction and shall have no duty or obligation to investigate or confirm the accuracy of the calculations and statements contained therein, including, without limitation, the number of Parent Common Stock to be issued in connection with such payment.

The Rights Agent shall have no responsibilities whatsoever with regard to the distribution of Parent Common Stock by the Transfer Agent or the payments by DTC to such street name holders. Parent may receive and inspect a copy of the CVR Register, from time to time, upon written request made to the Rights Agent. The Rights Agent shall, as promptly as practicable after receipt of such request, deliver a copy of the CVR Register, as then in effect, to Parent at the address set forth in Section 7.1.

(c)Subject to the restrictions on transferability set forth in Section 2.2, every request made to Transfer a CVR must be in writing and accompanied by a written instrument of Transfer and other customary documentation as the Rights Agent may reasonably request, in a form reasonably satisfactory to the Rights Agent pursuant to its guidelines, duly executed by the Holder thereof, the Holder’s attorney or other personal representative duly authorized in writing or the Holder’s survivor (with written documentation evidencing such person’s status as the Holder’s survivor), and setting forth in reasonable detail the circumstances relating to the Transfer. Upon receipt of such written notice, the Rights Agent will, subject to its reasonable determination that the Transfer instrument is in proper form and the Transfer otherwise complies with the other terms and conditions of this Agreement (including the provisions of Section 2.2), register the Transfer of the CVRs in the CVR Register. The Rights Agent shall not be obligated to undertake any action with respect to the Transfer of the CVRs until it shall have been provided with such additional information or material as it may reasonably require to determine that the Transfer complies with the terms and conditions of this Agreement. As a condition of such transfer, Parent and/or Rights Agent may require payment of a sum sufficient to cover any stamp or other Tax or governmental charge that is imposed in connection with any such registration of Transfer, unless such Holder has demonstrated to the reasonable satisfaction of Parent and Rights Agent that any such Tax or charge has been paid or is not applicable. The Rights Agent shall have no duty or obligation to take any action under any section of this Agreement that requires the payment by a Holder of applicable Taxes or charges unless and until the Rights Agent is satisfied that all such Taxes or charges have been paid or that such Taxes or charges are not applicable. All duly Transferred CVRs registered in the CVR Register will be the valid obligations of Parent and will entitle the transferee to the same benefits and rights under this Agreement as those held immediately prior to the Transfer by the transferor. No Transfer of a CVR will be valid until registered in the CVR Register in accordance with this Agreement, and any transfer not duly registered in the CVR Register will be void and invalid.

(d)A Holder may make a written request to the Rights Agent to change such Holder’s address of record in the CVR Register. The written request must be duly executed by the Holder. Upon receipt of such written notice, the Rights Agent will promptly record the change of address in the CVR Register.

Section 2.4    Payment Procedures; Notices.

(a)If an Annual Net Sales Milestone is attained, then, on or prior to the applicable Milestone Determination Date, Parent shall: (i) deliver to the Rights Agent a written notice indicating that the applicable Annual Net Sales Milestone has been achieved and specifying such Annual Net Sales Milestone (a “Milestone Notice”), and, if the Milestone Payment is a Milestone Stock Payment or a Combined Milestone Cash and Stock Payment, such Milestone Notice shall include the applicable Share Payment Information and Share Payment Instruction; and (ii) duly deposit with or transfer to, or cause to be deposited with or transferred to, the Rights Agent, upon or prior to the delivery of the Milestone Notice, the cash portion (if any) of the applicable Milestone Payment Amount to be made to the Holders, other than any Milestone Payment Amounts to be paid in cash to Equity Award Holders (with respect to which any such amounts payable shall be retained by Parent for payment pursuant to this Section 2.4). Parent may make the Milestone Payments in the form of any of (x) subject to the valuation methodology set forth below, solely shares of Parent Common Stock (a “Milestone Stock Payment”), (y) solely cash (a “Milestone Cash Payment”), or (z) a combination of, subject to the valuation methodology set forth below, shares of Parent Common Stock and cash (a “Combined Milestone Cash and Stock Payment”). Without limiting Parent’s obligations to pay the Milestone Payments hereunder, Parent shall have the right, in its sole discretion, to elect one of the payments described in foregoing clause (x), (y), or (z) of this Section 2.4(a) in paying any Milestone Payment payable hereunder. Such amounts shall be considered paid if on such date the Rights Agent has received in accordance with this Agreement money or shares of Parent Common Stock sufficient to pay all such amounts required by Section 4.2.

(b)The Rights Agent will, within twenty (20) calendar days of receipt of any Milestone Notice (each such date, a “Milestone Payment Date”), send each Holder at its registered address a copy of the applicable Milestone Notice. At the time the Rights Agent sends a copy of such Milestone Notice to each Holder, the Rights Agent will also pay (or cause to be paid as described in Section 2.3(b) and this Section 2.4(b)) the applicable Milestone Payment Amount to each of the Holders, with each Holder receiving, subject to Section 2.4(c):

(i)if Parent elects the Milestone Stock Payment, the number of shares of Parent Common Stock determined by dividing the applicable Milestone Payment Amount by the Milestone Parent Stock Price;

(ii)if Parent elects the Milestone Cash Payment, the Milestone Payment Amount; and

(iii)if Parent elects the Combined Milestone Cash and Stock Payment: (A) (1) the applicable Milestone Payment divided by the Milestone Parent Stock Price, multiplied by (2) the percentage of the Milestone Payment that Parent has elected to pay in shares of Parent Common Stock (in accordance with the foregoing Section 2.4(a)), multiplied by (3) the number of CVRs held by such Holder as reflected on the CVR Register, plus (B)(1) the applicable Milestone Payment Amount multiplied by (2) the percentage of the Milestone Payment that Parent has elected to pay in cash (in accordance with the foregoing Section 2.4(a)).

The Parent hereby instructs the Rights Agent to make payments of the Milestone Cash Payment and the cash portion of the Combined Milestone Cash and Stock Payment to the Holders in accordance with this Agreement. The Rights Agent’s sole responsibility with respect to payments of Milestone Stock Payment and the portion of the Combined Milestone Cash and Stock Payment consisting of Parent Common Stock shall be to deliver the Stock Payment Information and Stock Payment Instructions to the Transfer Agent and the Transfer Agent shall be responsible for making payments of Milestone Stock Payment and the portion of the Combined Milestone Cash and Stock Payment consisting of Parent Common Stock to the Holders.

Notwithstanding the foregoing, with respect to any Milestone Payment that is payable in respect of Company Equity Awards, Parent shall, as soon as reasonably practicable following the Milestone Payment Date (but in any event no later than the second regular payroll date following the Milestone Payment Date, and, except as described in Section 4.4(b), in all events no later than March 15th of the calendar year immediately following the last day of the applicable Annual Net Sales Milestone Period), or shall cause an Affiliate thereof (including the Surviving Corporation) to, pay the amount, through Parent’s or such Affiliate’s payroll system, or, if applicable, issue the number of shares of Parent Common Stock for distribution by the Transfer Agent, in either case, as described in clause (i), (ii) or (iii) of the first sentence of this Section 2.4(b), to the applicable Equity Award Holder.

(c)Notwithstanding anything to the contrary herein, with respect to any CVR issued in respect of a Contingent In-the-Money Stock Option, in the event a Milestone Payment is payable hereunder, the Holder of such CVR shall be entitled to receive an amount equal to (i) such Milestone Payment less (ii) the amount by which the exercise price of such Contingent In-the- Money Stock Option per share exceeded the value of the Upfront Consideration. For clarity, the Milestone Payment Amount (or any portion thereof) shall not be paid or payable to any Holder of CVRs issued in respect of Contingent In-the-Money Stock Options unless the aggregate amount of such Milestone Payment Amounts payable hereunder exceed the exercise price applicable to such Contingent In-the-Money Stock Options.

(d)In the event that any Milestone Payment payable to the Holders under this Agreement includes shares of Parent Common Stock, Parent and the Transfer Agent shall take such actions as are necessary to issue or transfer to each Holder such Holder’s shares of Parent Common Stock, in accordance with applicable Law. Notwithstanding anything to the contrary herein, no fractional shares of Parent Common Stock shall be issued under this Agreement. In lieu of any fractional share of Parent Common Stock otherwise issuable under this Agreement, if any, the Holder shall receive a cash payment, rounded to the nearest whole cent and without interest, in an amount equal to the product of the Milestone Parent Stock Price for the applicable payment and the fraction of a share the Holder would otherwise be entitled to receive. The shares of Parent Common Stock to be issued to Holders pursuant to the foregoing shall be evidenced by properly authorized share certificates registered with the Transfer Agent, or, at Parent’s discretion, by book- entry registration with the Transfer Agent.

(e)The Milestone Cash Payment or the cash portion of any Combined Milestone Cash and Stock Payment payable under this Agreement (including any cash payment in lieu of fractional shares of Parent Common Stock) shall be paid in United States dollars by wire transfer or check mailed to the address of each Holder as reflected in the CVR Register as of the close of business on the last Business Day prior to such Milestone Payment Date. The portion of any Milestone Payment Amount payable in cash shall be rounded to the nearest cent. Notwithstanding the foregoing, with respect to any Milestone Payment that is payable in cash in respect of Company Equity Awards, Parent shall, as soon as reasonably practicable following the Milestone Payment Date (but in any event no later than the second regular payroll date following the Milestone Payment Date, and in all events no later than March 15th of the year following the year in which the Annual Net Revenue Milestone is attained), or shall cause the Company or an Affiliate thereof to, pay, through Parent’s or any of its Affiliate’s (including the Surviving Corporation’s) payroll system, the applicable cash Milestone Payment to the applicable Equity Award Holder in accordance with the Merger Agreement.

(f)Any portion of any Milestone Payment Amount delivered to the Rights Agent that remains undistributed to a Holder one year after the date of the delivery of the Milestone Notice will be delivered by the Rights Agent to Parent, upon demand, and any Holder will thereafter look only to Parent for payment of such Milestone Payment Amount, without interest, but such Holder will have no greater rights against Parent than those accorded to general unsecured creditors of Parent under applicable Law.

(g)Commencing with, (i) in the case of the 2024 Annual Net Sales Milestone, the first Fiscal Quarter of the Calendar Year beginning on January 1, 2025, and (ii) in the case of the 2025 Annual Net Revenue Milestone, the first Fiscal Quarter of the Calendar Year beginning on January 1, 2026, if Parent has not delivered to the Rights Agent a Milestone Notice pursuant to Section 2.4(a) with respect to the achievement of any of such Annual Net Sales Milestones, no later than the forty-fifth (45th) day following the completion of such Fiscal Quarter, without limiting any of Parent’s obligations hereunder (including with respect to payment of any of the Annual Net Sales Milestones), Parent shall deliver to the Rights Agent (i) written notice indicating that the applicable Annual Net Sales Milestone was not achieved during the applicable Annual Net Sales Milestone Period (a “Milestone Failure Notice”) and an Officer’s Certificate certifying the same and (ii) the Net Sales Statement for such Calendar Year. The Rights Agent will promptly, and in any event within ten (10) Business Days of receipt of a Milestone Failure Notice, send each Holder at its registered address a copy of such Milestone Failure Notice and Net Sales Statement (which statement may be modified or redacted, at the reasonable request of Parent, so as to provide only the total amount of gross amounts invoiced by Parent, any Assignee and each of their respective Affiliates, the total amount of Permitted Deductions).

(h)Neither Parent nor the Rights Agent will be liable to any person in respect of any Milestone Payment Amount delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

(i)Unless otherwise required by applicable Law, Parent and each Holder agree that for all U.S. federal (and applicable state, local and non-U.S.) income Tax purposes, (i) amounts payable pursuant to this Agreement may be treated as deferred contingent purchase price for Company Common Stock; and (ii) if and to the extent such amounts are paid to any Person under this Agreement, a portion of such amounts may be treated as interest pursuant to Section 483 or Section 1274 of the Code.

(j)Notwithstanding the foregoing or anything herein to the contrary, Milestone Payments payable to Equity Award Holders will be paid, as, if and when (i.e., at the same time) such Milestone Payments are made to the Holders generally, but in no event later than five (5) years following the Effective Date, in compliance with all requirements of Section 409A of the Code, to the extent applicable.

Section 2.5 No Voting, Dividends or Interest; No Equity or Ownership Interest in Parent

(a)The CVRs will not have any voting or dividend rights, and interest will not accrue on any amounts payable on the CVR to any Holder.

(b)The CVRs will not represent any interest in the capital of, or any equity or ownership interest in, Parent, any constituent company to the Merger or any of their respective Affiliates. The sole right of each Holder to receive property hereunder is the right to receive the Milestone Payment Amount, in accordance with the terms hereof.

Section 2.6 Changes in Parent Common Stock.

(a)If Parent Common Stock is changed into, or exchanged for, a different number of shares or a different class, by reason of any subdivision, reclassification, reorganization, recapitalization, split, combination, contribution or exchange of shares, or a stock dividend or dividend payable in any other securities shall be declared with a record date within such period, or any similar event shall have occurred, any Milestone Stock Payment or the stock portion of any Combined Milestone Cash and Stock Payment shall be correspondingly adjusted to provide the Holders the same economic effect as contemplated by this Agreement prior to such event; provided, however, that this sentence shall not be construed to permit Parent to take any action with respect to its securities that is prohibited by the terms of this Agreement.

(b)If, as a result of any reorganization, recapitalization, reclassification, or other similar change in Parent Common Stock, the outstanding Parent Common Stock is exchanged for a different kind, class or series of shares or other securities of Parent, an appropriate adjustment to the kind, class or series of shares or other securities subject to the CVRs and this Agreement shall be made.

Section 2.7 Ability to Abandon CVR. A Holder may at any time, at such Holder’s option, abandon all of such Holder’s remaining rights in a CVR by transferring such CVR to Parent or a Person nominated in writing by Parent (with written notice thereof from Parent to the Rights Agent) without consideration therefor, and such rights will be cancelled, with the Rights Agent being promptly notified in writing by Parent of such Transfer and cancellation. Nothing in this Agreement shall prohibit Parent or any of its Affiliates from offering to acquire or acquiring any CVRs for consideration from the Holders, in private transactions or otherwise, in its sole discretion. Any CVRs acquired by Parent or any of its Affiliates shall be automatically deemed extinguished and no longer outstanding for purposes of this Agreement.

ARTICLE III
THE RIGHTS AGENT

Section 3.1 Certain Duties and Responsibilities. The Rights Agent will not have any liability for or in respect of any actions taken, suffered or not taken in connection with this Agreement and the exercise and performance of its duties hereunder, except to the extent of its own willful misconduct, bad faith or gross negligence (each as determined by a final non- appealable judgment of a court of competent jurisdiction). Notwithstanding anything in this

Agreement to the contrary, in no event will the Rights Agent be liable for special, punitive, indirect, incidental or consequential loss or damages of any kind whatsoever (including, without limitation, lost profits), even if the Rights Agent has been advised of the likelihood of such loss or damages and regardless of the form of action.

Section 3.2 Certain Rights of Rights Agent. Parent hereby appoints the Rights Agent to act as rights agent for Parent in accordance with the express terms and conditions hereof and the Rights Agent undertakes to perform such duties and only such duties as are specifically set forth in this Agreement, and no implied duties, covenants or obligations will be read into this Agreement against the Rights Agent. In addition:

(a)the Rights Agent may rely and will be protected and held harmless by Parent in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order or other paper or document believed by it to be genuine and to have been signed or presented by the proper party or parties;

(b)whenever the Rights Agent will deem it desirable that a matter be proved or established prior to taking, suffering or omitting any action hereunder, the Rights Agent may, in the absence of bad faith, gross negligence or willful misconduct (each as determined by a final non-appealable judgment of a court of competent jurisdiction) on the part of the Rights Agent, rely upon an Officer’s Certificate with respect to such matter delivered to the Rights Agent and the Rights Agent shall incur no liability and be held harmless by Parent for or in respect of any action taken, suffered or omitted to be taken by it under the provisions of this Agreement in reliance upon such Officer’s Certificate;

(c)the Rights Agent may engage and consult with counsel of its selection and the written advice of such counsel or any written opinion of counsel will be full and complete authorization and protection to the Rights Agent and the Rights Agent shall be held harmless by Parent in respect of any action taken, suffered or omitted by it hereunder in the absence of bad faith, gross negligence or willful misconduct (each as determined by a final non-appealable judgment of a court of competent jurisdiction) and in reliance thereon;

(d)the permissive rights of the Rights Agent to do things enumerated in this Agreement will not be construed as a duty;

(e)the Rights Agent will not be required to give any note or surety in respect of the execution of such powers or otherwise in respect of the premises;

(f)Parent agrees to indemnify the Rights Agent for, and hold the Rights Agent harmless against, any loss, liability, damage, judgment, fine, penalty, claim, demands, suits or expense arising out of or in connection with the Rights Agent’s duties under this Agreement, including the reasonable costs and expenses of defending the Rights Agent against any liability, damage, judgment, fine, penalty, claims, charges, demands, suits or loss, unless such loss has been determined by a final non-appealable judgment of court of competent jurisdiction to be a result of the Rights Agent’s gross negligence, bad faith or willful misconduct;

(g)Parent agrees (i) to pay the fees and expenses of the Rights Agent in connection with this Agreement in accordance with the fee schedule agreed upon by the Rights Agent and

Parent and incorporated herein by reference and (ii) to reimburse the Rights Agent for all Taxes and governmental charges (other than Taxes imposed on or measured by the Rights Agent’s net income and franchise or similar Taxes imposed on it (in lieu of net income Taxes)). The Rights Agent will also be entitled to reimbursement from Parent for all reasonable and necessary out-of- pocket expenses paid or incurred by it in connection with the administration by the Rights Agent of its duties hereunder

(h)no provision of this Agreement shall require the Rights Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or in the exercise of its rights if there shall be reasonable grounds for believing that repayment of such funds or adequate indemnification against such risk or liability is not reasonably assured to it;

(i)anything to the contrary notwithstanding, except with respect to the Rights Agent’s own fraud, bad faith or willful misconduct (each as determined by a final non-appealable judgment of a court of competent jurisdiction), any liability of the Rights Agent under this Agreement will be limited to the aggregate amount of the annual fees (but not reimbursed expenses) paid by Parent to the Rights Agent under this Agreement during the twelve months immediately preceding the event for which recovery is sought;

(j)the Rights Agent shall not be deemed to have knowledge of any event of which it was supposed to receive notice thereof hereunder, and the Rights Agent shall be fully protected and shall incur no liability for failing to take action in connection therewith, in each case, unless and until such notice has been given in accordance with Section 7.1;

(k)the Rights Agent shall neither be responsible for, nor chargeable with, knowledge of, nor have any requirements to comply with, the terms and conditions of the Merger Agreement, nor shall the Rights Agent be required to determine if any Person has complied with the Merger Agreement, nor shall any additional obligations of the Rights Agent be inferred from the terms of the Merger Agreement even though reference thereto may be made in this Agreement;

(l)the recitals or statements of fact contained herein shall be taken as statements of Parent, and the Rights Agent assumes no responsibility for their correctness nor shall it be required to verify the same. The Rights Agent shall be under no responsibility for the validity or sufficiency of this Agreement with respect to any other party hereto or the execution and delivery hereof (except the due execution hereof by the Rights Agent) or in respect of the validity or execution of the CVRs, nor shall it be responsible for any breach by Parent or any other Person of any covenant or condition contained in this Agreement or any CVR. The Rights Agent shall not have any duty or responsibility to initiate or attempt to initiate any proceedings at law or otherwise or to make any demand upon the Parent, Holder or any other Person;

(m)all funds received by the Rights Agent under this Agreement that are to be distributed or applied by Computershare in the performance of services hereunder (the “Funds”) shall be held by Computershare as agent for Parent and deposited in one or more bank accounts to be maintained by Computershare in its name as agent for Parent. Until paid pursuant to the terms of this Agreement, Computershare will hold the Funds through such accounts in: deposit accounts of commercial banks with Tier 1 capital exceeding $1 billion or with an average rating above investment grade by S&P (LT Local Issuer Credit Rating), Moody’s (Long Term Rating) and Fitch Ratings, Inc. (LT Issuer Default Rating) (each as reported by Bloomberg Finance L.P.). The Rights Agent shall have no responsibility or liability for any diminution of the Funds that may result from any deposit made by the Rights Agent in accordance with this paragraph, including any losses resulting from a default by any bank, financial institution or other Person. The Rights Agent may from time to time receive interest, dividends or other earnings in connection with such deposits. The Rights Agent shall not be obligated to pay such interest, dividends or earnings to Parent, any Holder or any other Person; and

(n)the provisions of Section 3.1 and this Section 3.2 shall survive the resignation, replacement or removal of the Rights Agent and the termination of this Agreement.

Section 3.3    Resignation and Removal; Appointment of Successor.

(a)The Rights Agent may resign at any time by giving written notice thereof to Parent specifying a date when such resignation will take effect, which notice will be sent at least sixty
(60) days prior to the date so specified but in no event will such resignation become effective until a successor Rights Agent has been appointed. Parent has the right to remove Rights Agent at any time by a Board Resolution specifying a date when such removal will take effect but no such removal will become effective until a successor Rights Agent has been appointed. Notice of such removal will be given by Parent to Rights Agent, which notice will be sent at least sixty (60) days prior to the date so specified.

(b)If the Rights Agent provides notice of its intent to resign, is removed pursuant to Section 3.3(a) or becomes incapable of acting, Parent, by a Board Resolution, will promptly appoint a qualified successor Rights Agent who, unless otherwise consented to in writing by the Acting Holders, shall be a stock transfer agent of national reputation or the corporate trust department of a commercial bank. The successor Rights Agent so appointed will, forthwith upon its acceptance of such appointment in accordance with Section 3.4, become the successor Rights Agent.

(c)Parent will give notice of each resignation and each removal of a Rights Agent and each appointment of a successor Rights Agent by mailing written notice of such event by first- class mail to the Holders as their names and addresses appear in the CVR Register. Each notice will include the name and address of the successor Rights Agent. If Parent fails to send such notice within ten (10) days after acceptance of appointment by a successor Rights Agent in accordance with Section 3.4, the successor Rights Agent will cause the notice to be mailed at the expense of Parent.

(d)The Rights Agent will reasonably cooperate with Parent and any successor Rights Agent in connection with the transition of the duties and responsibilities of the Rights Agent to the successor Rights Agent, including the transfer of all relevant data, including the CVR Register, to the successor Rights Agent.

Section 3.4 Acceptance of Appointment by Successor. Every successor Rights Agent appointed pursuant to Section 3.3(b) hereunder will execute, acknowledge and deliver to Parent and to the predecessor Rights Agent an instrument accepting such appointment and a counterpart of this Agreement, and thereupon such successor Rights Agent, without any further act, deed or conveyance, will become vested with all the rights, powers, trusts and duties of the predecessor Rights Agent. On request of Parent or the successor Rights Agent, the predecessor Rights Agent will execute and deliver an instrument transferring to the successor Rights Agent all the rights, powers and trusts of the predecessor Rights Agent, but such predecessor Rights Agent shall not be required to make any additional expenditure or assume any additional liability in connection with the foregoing, unless, if requested by Rights Agent, it has been furnished with assurances of repayment or indemnity satisfactory to it.

ARTICLE IV COVENANTS
Section 4.1 List of Holders. Parent will furnish or cause to be furnished to the Rights
Agent in such form as Parent receives from the Company’s transfer agent (or other agent performing similar services for the Company), the names and addresses of the Holders within twenty (20) Business Days of the Effective Time. Until such list of Holders are furnished to the Rights Agent, the Rights Agent shall have no duties, responsibilities or obligations with respect to such Holders

Section 4.2 Payment of Milestone Payment Amounts. If an Annual Net Sales Milestone has been achieved in accordance with this Agreement, Parent will, promptly (but in any event no later than ten (10) Business Days) following the delivery of the applicable Milestone Notice to the Rights Agent, deposit with or transfer to the Rights Agent (or the Transfer Agent, as applicable), for payment or issuance to the Holders in accordance with Section 2.4, the aggregate amount of cash and or shares of Parent Common Stock necessary to pay the Milestone Payment Amount to each Holder (other than cash payments to the Equity Award Holders, in respect of which any Milestone Payment Amounts shall be paid in accordance with Section 2.4(b)). For the avoidance of doubt, the Milestone Payment Amount shall only be paid in respect of each given Annual Net Sales Milestone, if at all, one time under this Agreement, and the maximum aggregate potential amount payable per CVR under this Agreement shall be $0.20.

Section 4.3 Books and Records. Parent shall, and shall cause its Affiliates to, keep true, complete and accurate records in sufficient detail to enable the Holders and the Independent Accountant to determine the amounts payable hereunder.

Section 4.4 Audits.

(a)Upon the reasonable written request of the Acting Holders provided to Parent within forty-five (45) days of the delivery of any Net Sales Statement pursuant to Section 2.4(g) of this Agreement (the “Review Request Period”), but no more than once following each respective Annual Net Sales Milestone Period, Parent shall as promptly as reasonably practicable provide the Acting Holders with reasonable documentation to support its calculation of Net Sales, and shall make its financial personnel reasonably available to a designated representative of the Acting Holders to discuss and answer the Acting Holders’ questions regarding such calculations; provided that (x) the Acting Holders enter into customary confidentiality agreements reasonably satisfactory to Parent with respect to the confidential information of Parent or its Affiliates to be furnished pursuant to this Section 4.4, (y) such access does not unreasonably interfere with the conduct of the business of Parent or any of its Affiliates and (z) such information or access would not reasonably be expected to result in the waiver of any attorney-client privilege or violate any applicable Law (provided that the Parent shall use commercially reasonable efforts to make alternative arrangements with respect to providing such information or access). If the Acting Holders do not agree with Parent’s calculations, the Acting Holders may, no later than twenty (20) Business Days after the Acting Holders request documentation supporting Parent’s calculation, submit a written dispute notice to Parent setting forth the specific disputed items in the Net Sales Statement and a reasonably detailed explanation thereof (such notice, a “Dispute Notice”). If the Acting Holders and Parent fail to agree on the matter under dispute within twenty (20) Business Days after the Acting Holders deliver the Dispute Notice to Parent, Parent shall permit, and shall use commercially reasonable efforts to cause its Affiliates to permit, the Independent Accountant (subject to the Independent Accountant’s entry into a customary confidentiality agreement reasonably satisfactory to Parent with respect to the confidential information of Parent or its Affiliates to be furnished pursuant to this Section 4.4) to have access at reasonable times during normal business hours to such of the books and records of Parent and any of its Affiliates as may be reasonably necessary to verify the accuracy of such Net Sales Statement and the figures underlying the calculations set forth therein, provided that such information or access (i) does not unreasonably interfere with the conduct of the business of Parent or any of its Affiliates or (ii) would not reasonably be expected to result in the waiver of any attorney-client privilege or violate any applicable Law (provided that the Parent shall use commercially reasonable efforts to make alternative arrangements with respect to providing such information or access). The Independent Accountant, acting as an expert and not as an arbitrator, shall be charged to come to a final determination solely with respect to those specific items in the Net Sales Statement that the parties disagree on and submit to it for resolution. All other items in the Net Sales Statement that the parties do not submit, prior to the end of the Review Request Period, to the Independent Accountant for resolution shall be deemed to be agreed by the parties and the Independent Accountant shall not be charged with calculating or validating those agreed upon items. If issues are submitted to the Independent Accountant for resolution, Parent shall, and shall use commercially reasonable efforts to cause its Affiliates, to furnish to the Independent Accountant such access, work papers and other documents and information related to those disputed issues as the Independent Accountant may reasonably request and as are available to Parent. The Independent Accountant shall deliver a written report to Parent setting forth its determinations with respect to the disputed matters, and shall disclose to the Acting Holders whether an Annual Net Sales Milestone was achieved and such additional information directly related to its findings. The Independent Accountant shall provide Parent with a copy of all disclosures made to the Acting Holders. The fees charged by such accounting firm shall be paid by Parent.

(b)If the Independent Accountant concludes that a Milestone Payment that was properly due was not paid to the Holders, Parent shall pay or transfer, or cause to be paid or transferred, to the Rights Agent and/or to the Transfer Agent (in each case, for further distribution to the Holders) or to each Holder the applicable Milestone Payment Amount, plus interest on such Milestone Payment Amount at the “prime rate” as published in the Wall Street Journal or similar reputable data source from time to time calculated from when the Milestone Payment should have been paid (if Parent had given notice of achievement of the Annual Net Sales Milestone pursuant to the terms of this Agreement), as applicable, to the date of actual payment (such amount, including interest, being the “CVR Shortfall”). The CVR Shortfall shall be paid by Parent within thirty (30) calendar days of the date the Independent Accountant’s written report is provided to Parent. Absent manifest error, the decision of the Independent Accountant shall be final, conclusive and binding on Parent and the Holders, shall be non-appealable and shall not be subject to further review. In the event Holders are entitled to Milestone Payment Amounts pursuant to this Section 4.4(b) and such Milestone Payments are made after March 15 of the calendar year immediately following the last day of the applicable Annual Net Sales Milestone Period, the parties hereto intend that such Milestone Payments remain exempt from Section 409A of the Code as “short-term deferrals” pursuant to Treasury Regulation Section 1.409A-1(b)(4) because payment before such March 15 was administratively impracticable and such administrative impracticability was unforeseeable as of the date hereof, as contemplated by Treasury Regulation Section 1.409A- 1(b)(4)(ii).

(c)If, upon the expiration of the applicable Review Request Period, the Acting Holders has not requested a review of the Net Sales Statement, or if the Acting Holders have not delivered a timely Dispute Notice, in each case in accordance with this Section 4.4, the calculations set forth in the Net Sales Statement shall be binding and conclusive upon the Holders.

(d)Each Person seeking to receive information from Parent in connection with a review pursuant to this Section 4.4 shall enter into, and shall cause its accounting firm to enter into, a reasonable and mutually satisfactory confidentiality agreement with Parent or any Affiliate obligating such party to retain all such information disclosed to such party in confidence pursuant to such confidentiality agreement.

Section 4.5 Parent Stock Issuance. If Parent elects to pay the applicable Milestone Payment as either a Milestone Stock Payment or a Combined Milestone Cash and Stock Payment, Parent shall use commercially reasonable efforts to cause the shares of Parent Common Stock to be issued in connection with such payment to be listed on Nasdaq, subject to official notice of issuance, prior to the Milestone Payment Date. Parent shall use commercially reasonable efforts to take all actions reasonably required to be taken under state securities Laws in connection with the Milestone Stock Payment or stock portion of the Combined Milestone Cash and Stock Payment.

Section 4.6 Diligent Efforts. Commencing upon the Closing, subject to Section 6.2, and ending at the termination of the 2025 Annual Net Sales Milestone Period, Parent shall, and shall cause its Affiliates to, (i) use Diligent Efforts to achieve the 2024 Annual Net Sales Milestone and the 2025 Annual Net Sales Milestone, and (ii) not intentionally take any actions for the primary purpose of frustrating the payment of the Milestone Payments.

Section 4.7 Product Transfer. If, at any time on or prior to the termination of the 2025 Net Sales Milestone Period, Parent or its Affiliates, directly or indirectly, by a sale or swap of assets, merger, reorganization, joint venture, lease, license or any other transaction or arrangement (other than in connection with a Change of Control as defined in clauses (b)-(c) of the definition of “Change of Control”), sells, transfers, conveys or otherwise disposes of (each, a “Product Transfer”) all or substantially all of its respective right, title and interest (including all or substantially all Intellectual Property with respect thereto) in and to the Product to any Qualified Transferee, then Parent shall no longer be liable for any obligations under this Agreement; provided, that (a) such Qualified Transferee assumes and succeeds to the obligations of Parent set forth in this Agreement (by operation of law or otherwise), and (b) prior to or simultaneously with the consummation of such Product Transfer any outstanding payments owed to the Holders hereunder shall have been paid by Parent. Following any Product Transfer to a Person other than a Qualified Transferee, Parent shall remain secondarily liable for any obligations of Parent set forth in this Agreement.

Section 4.8 Net Sales Statements. Within forty-five (45) days after the end of each Fiscal Quarter during the 2024 Annual Net Sales Milestone Period and the 2025 Annual Net Sales Milestone Period, Parent shall compile a Net Sales Statement for each such Fiscal Quarter. Parent shall keep each such Net Sales Statement in its books and records.

ARTICLE V AMENDMENTS
Section 5.1    Amendments without Consent of Holders.

(a)Without the consent of any Holders, Parent, when authorized by a Board Resolution, at any time and from time to time, may and the Rights Agent shall, if directed by the Parent, enter into one or more amendments hereto, for any of the following purposes:

(i)To evidence the succession of another Person to Parent and the assumption by any such successor of the covenants of Parent herein as provided in Section 7.3.

(ii)to add to the covenants of Parent such further covenants, restrictions, conditions or provisions as Parent and the Rights Agent will consider to be for the protection of the Holders; provided that, in each case, such provisions do not adversely affect any interests of the Holders;

(iii)to cure any ambiguity, to correct or supplement any provision herein that may be defective or inconsistent with any other provision herein, or to make any other provisions with respect to matters or questions arising under this Agreement; provided that, in each case, such provisions do not adversely affect any interests of the Holders;

(iv)as may be necessary or appropriate to ensure that the CVRs are not subject to registration under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder; provided that, in each case, such provisions do not adversely affect any interests of the Holders;

(v)to evidence the succession of another Person as a successor Rights Agent and the assumption by any such successor of the covenants and obligations of the Rights Agent herein in accordance with Sections 3.3 and 3.4;

(vi)as may be necessary to comply with or be exempt from the requirements of Section 409A of the Code;

(vii)to cancel CVRs in the event that any Holder has abandoned its rights to such CVRs in accordance with Section 2.7;

(viii)as may be necessary to ensure that Parent complies with applicable Law; provided that in each case, such amendments shall not adversely affect the interests of the Holders; or

(ix)any other amendments hereto for the purpose of adding, eliminating or changing any provisions of this Agreement, unless such addition, elimination or change is adverse to the interests of the Holders.

(b)Promptly after the execution by Parent and the Rights Agent of any amendment pursuant to the provisions of this Section 5.1, Parent will deliver (or cause the Rights Agent to deliver, at Parent’s expense) in accordance with Section 7.1 a notice thereof to the Holders at their addresses as they appear on the CVR Register, setting forth such amendment.

Section 5.2    Amendments with Consent of Holders.

(a)Subject to Section 5.1 (which amendments pursuant to Section 5.1 may be made without the consent of the Holders), with the consent of the Acting Holders whether evidenced in writing or taken at a meeting of the Holders, Parent, when authorized by a Board Resolution, and the Rights Agent may enter into one or more amendments hereto for the purpose of adding, eliminating or changing any provisions of this Agreement, even if such addition, elimination or change is materially adverse to the interest of the Holders; provided, however, that no such amendment shall, without the consent of the Acting Holders:

(i)modify in a manner adverse to the Holders (A) any provision contained herein with respect to the termination of this Agreement or the CVRs, (B) the time for, and amount of, any payment to be made to the Holders pursuant to this Agreement, or (C) the definition of any Annual Net Sales Milestone;

(ii)reduce the number of CVRs (except as contemplated by Section 5.1(a)(vii));
or

(iii)modify any provisions of this Section 5.2, except to increase the percentage of Holders from whom consent is required or to provide that certain provisions of this Agreement cannot be modified or waived without the consent of the Holder of each outstanding CVR affected thereby.

(b)Promptly after the execution by Parent and the Rights Agent of any amendment pursuant to the provisions of this Section 5.2, Parent will deliver (or cause the Rights Agent to deliver, at Parent’s expense) in accordance with Section 7.2 a notice thereof to the Holders at their addresses as they appear on the CVR Register, setting forth such amendment.

Section 5.3 Execution of Amendments. In executing any amendment permitted by this Article V, the Rights Agent will be entitled to receive, and will be fully protected in relying upon, an opinion of counsel selected by Parent stating that the execution of such amendment is authorized or permitted by this Agreement. The Rights Agent may, but is not obligated to, enter into any such amendment that affects the Rights Agent’s own rights, immunities, protections, privileges, covenants or duties under this Agreement or otherwise, including any amendments pursuant to Section 5.1(a)(viii).

Section 5.4 Effect of Amendments. Upon the execution of any amendment under this Article V, this Agreement will be modified in accordance therewith, such amendment will form a part of this Agreement for all purposes and every Holder will be bound thereby.

ARTICLE VI

MANAGEMENT DISCRETION; NO FIDUCIARY DUTIES; REMEDIES OF THE HOLDERS

Section 6.1 Management of Consumer Business Unit. For the avoidance of doubt, subject to and consistent with its obligations set forth in this Agreement, management of the Company shall have full discretion in management of its business and the Product in all respects, including without limitation decisions relating to Taxes, application of US GAAP, selection of auditor, questions of accounting policy decisions/elections, working capital management, risk management, business opportunities, hiring and terminations of employees and consultants, etc.

Section 6.2 No Fiduciary Duties. Neither the Company’s officers nor its directors owe fiduciary duties of any kind to the Holders of the CVRs. Notwithstanding anything to the contrary in this Agreement, the Holders acknowledge that Parent has a fiduciary obligation to operate its business in the best interests of its stockholders, and any potential obligation to pay the Milestone Payments hereunder will not create any express or implied obligation to operate Parent’s business in any particular manner in order to maximize such Milestone Payments.

Section 6.3 Event of Default. An “Event of Default” with respect to the CVRs, means any of the following events which shall have occurred and be continuing (whatever the reason for such Event of Default and whether it shall be voluntary or involuntary or be effected by operation of Law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any Governmental Entity):

(a)default in the payment by Parent pursuant to the terms of this Agreement of all or any part of a Milestone Payment Amount after a period of ten (10) Business Days after such Milestone Payment Amount shall become due and payable; or

(b)material default in the performance, or breach in any material respect, of any covenant or warranty of Parent hereunder (other than a payment default subject to Section 6.3(a)), and continuance of such default or breach for a period of thirty (30) days after a written notice specifying such default or breach and requiring it to be remedied is given, which written notice states that it is a “notice of default” hereunder and is sent by registered or certified mail to Parent and the Rights Agent by the Acting Holders.

If an Event of Default described above occurs and is continuing (and has not been cured or waived), then, and in each and every such case, the Acting Holders by notice in writing to Parent and to the Rights Agent, may, in their discretion and at their own expense, commence a legal proceeding to protect the rights of the Holders, including to obtain payment for any amounts then due and payable. Notwithstanding anything herein to the contrary, damages directly resulting from and in the event of an Event of Default shall be the sole and exclusive remedy of any and all Holders for any claims or causes of action (whether in contract, tort or statute) that may be based upon, arise out of or relate to this Agreement or the CVRs, or the negotiation, execution or performance hereof or thereof or the transactions contemplated hereby, and Parent and its Affiliates shall not be liable for special, punitive, indirect, incidental or consequential loss or damages of any kind whatsoever (including, without limitation, lost profits).

Section 6.4 Limitations on Suits by Holders. Except for the rights of the Rights Agent set forth herein, the Acting Holders, will have the sole right, on behalf of all Holders, by virtue of or under any provision of this Agreement, to institute any action or proceeding with respect to this Agreement, and no individual Holder or other group of Holders, will be entitled to exercise such rights. Notwithstanding any other provision in this Agreement, (a) the right of any Holder of any CVR to receive payment of the amounts that a Milestone Notice indicates are payable in respect of such CVR on or after the applicable due date, or to commence proceedings for the enforcement of any such payment on or after such due date shall not be impaired or affected without the consent of such Holder and (b) in the event of an insolvency proceeding of the Parent, individual Holders shall be entitled to assert claims in such insolvency proceeding and take related actions in pursuit of such claims with respect to any payment that may be claimed by or on behalf of the Parent or by any creditor of the Parent.

Section 6.5 Control by Acting Holders. The Acting Holders shall have the right to direct the conduct of any proceeding for any remedy available to the Holders under this Agreement, or exercising any power conferred on the Holders by this Agreement; provided that such direction shall not be otherwise than in accordance with applicable Law and the provisions of this Agreement.

ARTICLE VII

OTHER PROVISIONS OF GENERAL APPLICATION

Section 7.1 Notices to Rights Agent and Parent. All notices and other communications hereunder shall be in writing and shall be deemed duly given on (a) the date of delivery if delivered personally, or if by e-mail, on the date of transmittal (provided that the transmission of the email is promptly confirmed by telephone or response email), (b) the second Business Day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier or
(c) upon confirmed receipt if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

If to the Rights Agent, to it at:

Computershare Inc.
Computershare Trust Company, N.A. 150 Royall Street
Canton, MA 02021
Attention: Relationship Manager

with a copy to:

Gibson, Dunn & Crutcher LLP 200 Park Avenue
New York, NY 10166 Attention:    Saee Muzumdar
Branden C. Berns
Email:    SMuzumdar@gibsondunn.com
BBerns@gibsondunn.com

If to Parent, to it at:

Assertio Holdings, Inc.
100 S. Saunders Rd., Suite 300 Lake Forest, IL 60045
Attention:    Legal Department Email: Legal@assertiotx.com

with a copy to:

Latham & Watkins LLP
330 N Wabash Ave, Suite 2800
Chicago, IL 60613
Attention: Zachary Judd
Owen Alexander
Email:     Zachary.Judd@lw.com Owen.Alexander@lw.com

The Rights Agent or Parent may specify a different address or facsimile number by giving notice in accordance with this Section 7.1.

Section 7.2 Notice to Holders. Where this Agreement provides for notice to Holders, such notice will be sufficiently given (unless otherwise herein expressly provided) if in writing and transmitted through the facilities of DTC or mailed, first-class postage prepaid, to each Holder affected by such event, at the Holder’s address as it appears in the CVR Register, not later than the latest date, and not earlier than the earliest date, if any, prescribed for the giving of such notice. In any case where notice to Holders is given by mail, neither the failure to mail such notice, nor any defect in any notice so mailed, to any particular Holder will affect the sufficiency of such notice with respect to other Holders.

Section 7.3 Parent Successors and Assigns. Parent may assign any or all of its rights, interests and obligations hereunder (a) in its sole discretion and without the consent of any other party (i) to, any controlled Affiliate of Parent, but only for so long as it remains a controlled Affiliate of Parent, (ii) in connection with a Change of Control, provided that in the case of a Change of Control as defined in clauses (a) and (b) of the definition of “Change of Control”, unless otherwise consented to by the Acting Holders, any applicable Milestone Payment Amount due and payable pursuant to the terms of this Agreement shall be paid solely in cash, or (iii) in accordance with Section 4.7 to a Qualified Transferee in connection with a Product Transfer, or (b) with the prior written consent of the Acting Holders, any other Person (any permitted assignee under clause
(a) or (b), an “Assignee”), in each case provided that the Assignee agrees to assume and be bound by all of the terms of this Agreement; provided, however, that Parent may assign, in its sole discretion, any or all of its rights, interests and obligations under this Agreement after the Effective Time to any Person, provided that no such assignment shall relieve Parent of its obligations hereunder except as otherwise provided for in this Agreement. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns. Any attempted assignment of this Agreement or any such rights in violation of this Section 7.3 shall be void and of no effect. Each of Parent’s successors and each Assignee shall, by an instrument supplemental hereto, executed and delivered to the Rights Agent, expressly assume the due and punctual payment of the CVRs and the due and punctual performance of every duty, obligation, agreement and covenant of this Agreement on the part of Parent to be performed or observed by Parent.

Section 7.4 Benefits of Agreement. Nothing in this Agreement, express or implied, will give to any Person (other than the Rights Agent and its successors and assigns, Parent, Parent’s successors and Assignees, the Holders and the Holders’ successors and assigns pursuant to a Permitted Transfer) any benefit or any legal or equitable right, remedy or claim under this Agreement or under any covenant or provision herein contained, all such covenants and provisions being for the sole benefit of the foregoing. The rights of Holders and their successors and assigns pursuant to Permitted Transfers are limited to those expressly provided in this Agreement and the Merger Agreement. Notwithstanding anything to the contrary contained herein, any Holder or Holder’s successor or assign pursuant to a Permitted Transfer may agree to renounce, in whole or in part, its rights under this Agreement by written notice to the Rights Agent and Parent, which notice, if given, shall be irrevocable.

Section 7.5    Governing Law; Jurisdiction; Waiver of Jury Trial.

(a)This Agreement, the CVRs and all disputes or controversies arising out of or relating to this Agreement, the CVRs or the transactions contemplated hereby shall be governed by, and construed in accordance with, the internal laws of the State of Delaware, without regard to the laws of any other jurisdiction that might be applied because of the conflicts of laws principles of the State of Delaware.

(b)Each of the parties irrevocably agrees that any legal action or proceeding arising out of or relating to this Agreement brought by any party or its Affiliates against any other party or its Affiliates shall be brought and determined in the Court of Chancery of the State of Delaware; provided, that if jurisdiction is not then available in the Court of Chancery of the State of Delaware, then any such legal action or proceeding may be brought in any federal court located in the State of Delaware or any other Delaware state court. Each of the parties hereby irrevocably submits to the jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such action or proceeding arising out of or relating to this Agreement and the transactions contemplated hereby, including the Merger. Each of the parties agrees not to commence any action, suit or proceeding relating thereto except in the courts described above in Delaware, other than actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described herein. Each of the parties (other than the Rights Agent) further agrees that notice as provided herein shall constitute sufficient service of process and each of the parties (other than the Rights Agent) further waives any argument that such service is insufficient. Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, including the Merger, (i) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason, (ii) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) that
(A) the suit, action or proceeding in any such court is brought in an inconvenient forum, (B) the venue of such suit, action or proceeding is improper or (C) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

(c)EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE CVRS OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT: (i) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION; (ii) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER; (iii) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY; AND (iv) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 7.5(C).

Section 7.6 Section 409A. For the avoidance of doubt, it is intended that the benefits payable under this Agreement satisfy, to the greatest extent possible, the exemption from the application of Section 409A of the Code provided under Treasury Regulation Section 1.409A- 1(b)(4) and, to the extent not so exempt, that the benefits payable under this Agreement constitute “transaction-based compensation” that complies with Treasury Regulation Section 1.409A- 3(i)(5)(iv)(A), and this Agreement shall be interpreted and construed to the greatest extent possible to be consistent with such intent. Notwithstanding the foregoing, the Parent does not guarantee any particular Tax effect for income provided to the Holders pursuant to this Agreement and is not responsible for any Taxes owed by Holders.

Section 7.7 Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein; provided, however, that if any excluded provision shall materially and adversely affect the rights, immunities, liabilities, duties or obligations of the Rights Agent, the Rights Agent shall be entitled to resign immediately upon written notice to Parent.

Section 7.8 Counterparts and Signature. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties. This Agreement may be executed by facsimile, electronic mail (including any electronic signature covered by the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act, the Electronic Signatures and Records Act or other applicable law, e.g., www.docusign.com) or .pdf signature, and any signature so delivered shall be deemed to have been duly and validly delivered and be valid and effective, and constitute an original, for all purposes.

Section 7.9 Termination. This Agreement will be terminated and of no force or effect, the parties hereto will have no liability hereunder (other than with respect to monies due and owing by Parent to Rights Agent) and no payments will be required to be made, upon the earliest to occur of (a) the delivery by the Rights Agent to the address of each Holder as reflected in the CVR Register of the full amount of all potential Milestone Payment Amounts required to be paid under the terms of this Agreement, (b) the delivery of a written notice of termination duly executed by Parent and the Acting Holders, (c) expiration of the Review Request Period following the expiration of an Annual Net Sales Milestone Period (provided no written request is received during such Review Request Period pursuant to Section 4.4(a)), (d) if a written request is received during the Review Request Period immediately following the expiration of an Annual Net Sales Milestone Period, the decision of the Independent Accountant (and, if applicable, payment of any CVR Shortfall as determined to be owing by the Independent Accountant) pursuant to Section 4.4(a).

Section 7.10 Entire Agreement. As between Parent and the Holders, this Agreement (including the fee schedule referred to in Section 3.2(g)) and the Merger Agreement constitute the entire agreement, and supersede all prior written agreements, arrangements, communications and understandings and all prior and contemporaneous oral agreements, arrangements, communications and understandings among the parties hereto with respect to the subject matter hereof and thereof. As between Parent and the Rights Agent, this Agreement (including the fee schedule referred to in Section 3.2(g)) constitutes the entire agreement, and supersedes all prior written agreements, arrangements, communications and understandings and all prior and contemporaneous oral agreements, arrangements, communications and understandings among the parties hereto with respect to the subject matter hereof and thereof.

Section 7.11 Legal Holiday. In the event that a Milestone Payment Date shall not be a Business Day, then, notwithstanding any provision of this Agreement to the contrary, any payment required to be made in respect of the CVRs on such date need not be made on such date, but may be made on the next succeeding Business Day with the same force and effect as if made on the applicable Milestone Payment Date.

Section 7.12 Force Majeure. Notwithstanding anything to the contrary contained herein, the Rights Agent shall not be liable for any delays or failures in performance resulting from acts beyond its reasonable control including, without limitation, acts of God, terrorist acts, pandemics, epidemics, shortage of supply, breakdowns or malfunctions, interruptions or malfunctions of any utilities, communications, or computer facilities, or loss of data due to power failures or mechanical difficulties with information storage or retrieval systems, labor difficulties, war or civil unrest.

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IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its duly authorized officers as of the day and year first above written.

ASSERTIO HOLDINGS, INC.

By: /s/ Daniel Peisert     Name: Daniel Peisert
Title: President and Chief Executive Officer

COMPUTERSHARE INC. and COMPUTERSHARE TRUST COMPANY,
N.A., collectively as Rights Agent

By:     Name:
Title:

[Signature Page to Contingent Value Rights Agreement]

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its duly authorized officers as of the day and year first above written.

ASSERTIO HOLDINGS, INC.

By:     Name:
Title:

COMPUTERSHARE INC. and COMPUTERSHARE TRUST COMPANY,
N.A., collectively as Rights Agent

By: /s/ Collin Ekeogu
Name: Collin Ekeogu
Title: Manager, Corporate Actions

[Signature Page to Contingent Value Rights Agreement]